Exhibit 99.2

Gladstone Capital Announces Monthly Cash Distributions for October, November and December, 2014 and
Fourth Quarter and Year End Earnings Release and Conference Call Dates

MCLEAN, VA, October 7, 2014 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the fourth fiscal quarter and year ended September 30, 2014.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of October, November and December, 2014, payable per Table 1 below. The Company has paid 132 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly common stock cash distributions.

Table 1: Summary table for common stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
October 20	October 22	October 31	$0.07
November 13	November 17	November 26	$0.07
December 17	December 19	December 31	$0.07

Total for the Quarter:			$0.21

Term Preferred Stock: $0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock (“Term Preferred Stock”) for each of October, November and December, 2014, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADO.”

Table 2: Summary table for Term Preferred Stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
October 20	October 22	October 31	$0.140625
November 13	November 17	November 26	$0.140625
December 17	December 19	December 31	$0.140625

Total for the Quarter:			$0.421875

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the fourth quarter and fiscal year ended September 30, 2014, after the stock market closes on Wednesday, November 12, 2014. The Company will hold a conference call Thursday, November 13, 2014 at 8:30 a.m. EST to discuss its earnings results. Please call (855) 465-0177 and use conference ID 59719843 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through December 13, 2014. To hear the replay, please dial (855) 859-2056 and use playback conference number 59719843.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through January 13, 2015.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior, second lien, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation